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                                                                    EXHIBIT 99.1


               JOINT FILING AGREEMENT PURSUANT TO RULE 13D-1(F)(1)

This agreement is made pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934 (the "Act") by and between the parties listed below, each referred to herein as a "Joint Filer." The Joint Filers agree that a statement of beneficial ownership as required by Section 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13D, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1.

Date: May 2, 2003

Amended and Restated Les and Sheri Biller
Revocable Trust U/A Dated June 5, 2002

By:   /s/ Les Biller
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Name:  Les Biller
Title: Trustee




/s/ Les Biller
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Les Biller